SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                         Date of Report: January 5, 2006
                        (Date of earliest event reported)

                           XECHEM INTERNATIONAL, INC.

             (Exact name of registrant as specified in the charter)

           Delaware                       0-23788                 22-3284403
(State or other jurisdiction of     (Commission File No.)       (IRS Employer
        incorporation)                                       Identification No.)

                         New Brunswick Technology Center
                    100 Jersey Avenue, Building B, Suite 310
                      New Brunswick, New Jersey 08901-3279
                    (Address of Principal Executive Offices)
                                 (732) 247-3300
               Registrant's telephone number including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

                                   ---------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

      On January 5, 2006, Xechem International, Inc. (the "Xechem") and its subsidiary, Xechem Pharmaceuticals Nigeria Ltd. ("Xechem Nigeria") received executed copies of a series of agreements with Alembic Limited ("Alembic"), dated as of December 22, 2005, including:

      (A) Agreement between Xechem and Alembic Regarding Termination of Agreements and Repayment of Loan;

      (B) Promissory Note, in the amount of $3,000,000 (the "New Note"); and

      (C) Security Agreement, (together the "Agreements").

      The Agreements supersede all previous agreements between Xechem and Xechem Nigeria, on the one hand, and Alembic, on the other, including: (a) Memorandum of Understanding, dated December 3, 2003, as amended by that certain Rider to the MOU, dated February 13, 2004 (together the "MOU"), (b) Royalty, Distribution Rights and Joint Cooperation Agreement, dated April 7, 2004 (the "Cooperation Agreement"); and (c) Alembic Promissory Note in the amount of $3,000,000, dated April 7, 2004 (the "Old Note"). Alembic approached Xechem and Xechem Nigeria regarding a restructuring of the agreements, and Xechem and Xechem Nigeria agreed on terms described more fully herein.

      Pursuant to the Agreements, the parties have agreed to the following:

      (1) Xechem and Alembic agreed to terminate the Old Note and enter into the New Note. Pursuant to the terms of the New Note, Xechem agrees to repay Alembic in full the outstanding principal and interest remaining from the New Note as follows: $1,000,000 to be paid on or before January 31, 2006 (the "Initial Payment"), with the balance (the "Remaining Balance") due on or before December 31, 2006. Furthermore, for every month beginning July 2006, in which any portion of the New Note remains unpaid, Xechem shall pay to Alembic as additional consideration the sum of $16,600, for a total of up to $99,600. Notwithstanding the foregoing, if Xechem increases its Initial Payment to $1,500,000, then the $16,600 monthly additional consideration payment will be reduced to $12,500. The New Note continues to bear interest at the rate of 8%. Unlike the Old Note, the New Note is not convertible into shares of Xechem's common stock.

      (2) The parties agreed to terminate the MOU and the Cooperation Agreement. Under the MOU and the Cooperation Agreement, Alembic had previously agreed to loan Xechem $3,000,000 (the "Old Note"). As additional consideration for the Old Note, Xechem agreed to pay Alembic a fee (the "Investment Fee") during the License Term (15 years) equal to the product of the Alembic Applicable Percentage multiplied by the Gross Product Sales Amount, as those terms are defined herein. The Gross Product Sales Amount means the amount of gross sales revenue generated by the company from sales of NICOSAN/HEMOXIN(TM) in Nigeria and other African countries, calculated on a cash received basis. For the period from the commencement date through the fifth anniversary, the Alembic Applicable percentage is 15%, for the period from the fifth to the tenth anniversary, the Alembic Applicable percentage is 10%, and for the period from the tenth anniversary to the end of the term, the Alembic Applicable percentage is 5%. During the License Term, the company also agreed to pay Alembic a U.S. Export Fee in an amount equal to one percent of the amount of purchase price paid by the company for any NICOSAN/HEMOXIN(TM) sold by the company in the United States and internationally, except Nigeria (the "Export Fee"). Xechem also issued Alembic a warrant to purchase 10,000,000 shares of Xechem's common stock at an exercise price of $0.20 per share (the "Warrant"). Alembic also agreed to provide certain production and regulatory compliance personnel to assist Xechem Nigeria, which services would be compensated upon terms agreeable to the parties (the "Services"). The company also gave Alembic the right of first offer regarding the licensing of any distribution rights with respect to NICOSAN/HEMOXIN(TM) in the territory of Africa and India (the "Distribution Rights"). All existing agreements and understandings between Xechem and Xechem Nigeria, on the one hand and Alembic on the other regarding the Cooperation Agreement, the MOU and the Old Note are terminated, including the Investment Fee, the Export Fee, the Warrant, the Services and the Distribution Rights. Notwithstanding the foregoing, the parties agreed that the provisions addressing the disclosure of confidential information, non-circumvention, confidentiality and nonsolicitation shall not be terminated and shall remain in full force and effect.

      (3) Xechem and Alembic entered into a Security Agreement, as security for the payment of the Initial Payment and the Remaining Balance of the New Note. Xechem granted Alembic a security interest in: (a) 500,000 shares of restricted stock in CepTor Corporation owned by Xechem (the "CepTor Shares"), (b) 15% of the issued and outstanding shares of common stock of Xechem Nigeria; and (c) 5,000,000 shares of common stock of Xechem. Notwithstanding the foregoing, if Xechem increases its Initial Payment to $1,500,000, then the CepTor Shares will be released. The parties also signed mutual releases.

Item 1.02 Termination of a Material Definitive Agreement.

      Please see response to Item 1.01.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2006

                                        XECHEM INTERNATIONAL, INC.

                                        By: /s/ Ramesh C. Pandey
                                            -------------------------------
                                            Ramesh C. Pandey, Ph.D., Chief
                                            Executive Officer